Registration No. 333-45740
Rule 424(b)(2)
PRICING SUPPLEMENT No. 37 Dated March 12, 2002 (To Prospectus dated September 22, 2000)
$10,000,000,000
H O U S E H O L D F I N A N C E C O R P O R A T I O N
Medium Term Notes
Due Nine Months or More from Date of Issue
Principal Amount: $39,000,000
Price to Public: 100%		Proceeds to HFC: 99.90%
Issue Date: March 15, 2002		Stated Maturity: September 15, 2003
Redeemable On or After: Not Applicable
Initial Interest Rate: To be determined on March 13, 2002
Interest Rate Basis: LIBOR Telerate
Spread or Spread Multiplier: 1.00% (100 basis points).

Interest Payment Dates: On the 15th of June, September, December, and March of each year, commencing June 17, 2002, and the Stated Maturity. If said day is not a Business day, such interest payment date shall be postponed to the next succeeding Business Day except if such day falls in the next calendar month, such Interest Payment Date will be the immediately preceding day that is a Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.
Interest Reset Date: On each Interest Payment Date.
Interest Determination Date: On the Second London Business Day prior to each Interest Payment Date.
Index Maturity: Three months.
Agent:		$ Amount
Salomon Smith Barney Inc.	$25,000,000	DTC 0274
ABN AMRO Incorporated	$10,000,000	DTC 5231
Deutsche Banc Alex Brown Inc.	$ 3,000,000	DTC 0573
Merrill Lynch	$ 1,000,000	DTC 5132
Agent's Discount or Commission: .10%